Exhibit 10.1
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into this 1st day of October, 2020, by and between CLINTON COMMERCE III, LLC, a Pennsylvania limited liability company ("Landlord"), and HAEMONETICS CORPORATION, a Massachusetts corporation ("Tenant").
WITNESSETH:
WHEREAS, Landlord and Tenant entered into that certain Industrial Lease Agreement dated as of May 22, 2020 (“Lease”) relating to approximately 202,817 rentable square feet in an industrial building commonly known as Building III of Clinton Commerce Park, with an address of 1300 Clifford Ball Drive, Clinton, PA 15026 (“Building”);
WHEREAS, Landlord has requested and the Tenant has agreed to amend and modify the Lease in conjunction with a pending sale of the Building and the property on which the Building is located to STAG as set forth herein;
WHEREAS, Landlord and Tenant hereby agree that this Amendment is contingent upon Landlord closing on the sale of the Building to STAG (as defined below), or its successors or assigns on or before November 30, 2020. If the sale to STAG does not occur on or before November 30, 2020, then this First Amendment shall be of no force or effect.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Amendment to Section 1.01(j). Section 1.01(j) of the Lease is hereby deleted in its entirety.
2.Amendment to Section 2.02(d). Section 2.02(d) of the Lease is hereby deleted in its entirety.
3.Amendment to Section 2.02(c). Each of the first two paragraphs of Section 2.02(c) of the Lease is hereby deleted in its entirety. The third paragraph of Section 2.02(c) is hereby amended as follows:
“Upon completion of the Tenant Improvements, Tenant, at its sole cost and expense, will provide Landlord and STAG INDUSTRIAL HOLDINGS, LLC, a Delaware limited liability company (“STAG”), anticipated successor in interest to Landlord, whose address is    c/o STAG Industrial Management, LLC One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Seth A. Malamut, Esq., Associate General Counsel, and whose email address is smalamut@stagindustrial.com, with (i) a complete list of all subcontractors, vendors and/or material suppliers contracted for the Tenant Improvements, (ii) final lien waivers from all such subcontractors, vendors or materials suppliers whose contract amount exceeds $25,000.00 and who has a right to file a mechanic’s lien against the Premises, (iii) as-built drawings documenting the Tenant Improvements, and (iii) a copy of the certificate of occupancy (or other certificates acceptable to STAG evidencing inspection and acceptance of the Tenant Improvements by appropriate government authorities).”
4.    Amendment to Section 6.02(a). Section 6.02(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“If Tenant desires utilities or building services in addition to those identified above, then Landlord shall cooperate with Tenant’s efforts to obtain such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord acknowledges that the Tenant intends to upgrade the electric capacity to the Premises from 1200 amp service to 3000 amp service, which shall be done at Tenant’s cost.”
5.    Amendment to Section 11.01(c). Section 11.01(c) of the Lease is hereby deleted in its entirety and replaced with the following:
“If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease and any sublease costs incurred by Tenant including tenant improvement allowances and brokerage commissions , Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt.”
6.    Amendment to Section 13.02(d). Section 13.02(d) of the Lease is hereby deleted in its entirety and replaced with the following:
“Landlord may terminate this Lease and recover from Tenant the costs set forth in (a) above and an amount equal to (i) the present value of the excess, if any, discounted at the Prime Rate, of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Premises for the Remaining Term, as determined by two real estate brokers licensed in the State of Pennsylvania who has at least ten (10) years of experience; one chosen by the Landlord and one chosen by the Tenant (and a third chosen by the two if the two brokers are unable to reach agreement); and (ii) Landlord’s reasonable costs to relet the Premises, including but not limited to removal of Tenant Improvements, removal and/or disposal of Tenant Property, demolition, market rate leasing commissions, and tenant improvements for replacement tenant(s) but specifically excluding any tenant improvements for a replacement tenant in excess of Eight Dollars ($8.00) per square foot; and (iii) the unamortized portion of the first Four Million and 00/100 Dollars ($4,000,000.00) of costs associated with the Tenant Improvements, up to $20 per square foot. The cost of such real estate brokers shall be part of the costs due from the Tenant. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in this clause above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant's liabilities and obligations set forth in this subsection (d) shall survive termination of this Lease.”
7.    Amendment to Section 13.03. The first paragraph of Section 13.03 of the Lease is hereby deleted in its entirety and replaced with the following:
“Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, Landlord shall not be in default if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to cure the same. Upon the occurrence of Landlord’s failure to commence and diligently pursue a cure to Landlord’s default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default. The provisions of this Section 13.03 are in addition to the offset rights of Tenant otherwise set forth in this Lease for the failure of the Landlord with respect to its obligations of Maintenance and Repair as set forth herein.”
8.    Amendment to Exhibit A-1. The parties hereto agree that Exhibit A-1 (Property Description) is hereby replaced in its entirety with Exhibit A-1 attached to this Amendment.
9.    Amendments to Exhibit E-1.
a.Section 3(ii) of Exhibit E-1 (Form of Lender SNDA) is hereby amended by deleting the following words therefrom:
“provided, further, the Lender shall not be subject to any right of offset for funds related to the Tenant Improvement Allowance that were disbursed to the Lessor prior to the Lender’s receipt of a notice from Tenant of a default by the Lessor which Tenant is required to deliver to the Lender under Section 10 hereof;”
b.Section 12 of Exhibit E-1 (Form of Lender SNDA) is hereby amended by deleting the following words therefrom:
“(except this shall not limit the Tenant’s right of offset with respect to the Tenant Improvement Allowance)”
10.    Contingency. In the event Landlord does not close on the sale of the Building to STAG, or its successors or assigns on or before November 30, 2020, this Amendment shall be null and void and of no further force and effect.
11.    Full Force & Effect. Landlord and Tenant represent to each other that as of the date hereof (i) the Lease is in full force and effect, (ii) there are no existing claims, defenses or offsets which either party has against the other, and (iii) there exist no current or continuing defaults under the Lease by Landlord or Tenant.
12.    Authority to Execute. Landlord and Tenant each represent and warrant to the other party that the individual executing this Amendment on its behalf is duly authorized and has legal capacity to execute and deliver this Amendment on behalf of such party. Each party represents and warrants to the other that the execution and delivery of this Amendment and the performance of such party’s obligations hereunder have been duly authorized and that this Amendment is a valid and legal agreement binding on such party and enforceable in accordance with its terms.
13.    Defined Terms. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Lease.
14.    Entirety of Agreement. To the extent not previously modified or further modified by this First Amendment to Lease, all provisions and terms of the Lease shall remain unchanged and in full force and effect.
SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease as of the day and year first above written.

LANDLORD: CLINTON COMMERCE III, LLC By: Al. Neyer, LLC, its Manager

By:	/s/ Stephanie P. Gaither
Printed:	Stephanie P. Gaither
Title:	Executive Vice President & CFO

This is an acknowledgment certificate; no oath or affirmation was administered to the signer with regard to this notarial act.
STATE OF OHIO        }
                } SS:
COUNTY OF HAMILTON    }

Before me, a Notary Public in and for said County and State, personally appeared Stephanie P. Gaither, by me known and by me known to be the Executive Vice President & CFO of Al. Neyer, LLC, the Manager of Clinton Commerce III, LLC, who acknowledged the execution of the foregoing First Amendment to Lease on behalf of said limited liability companies.
WITNESS my hand and Notarial Seal this 29th day of September, 2020.

/s/ Anne E. Pielage
Notary Public

My Commission Expires:    6-15-2025
My County of Residence:    Hamilton

(SIGNATURES CONTINUED ON THE FOLLOWING PAGE)

TENANT: HAEMONETICS CORPORATION

By:	/s/ William P. Burke
Printed:	William P. Burke
Title:	CFO

STATE OF MASSACHUSETTS    )
) SS:
COUNTY OF BRISTOL        )

Before me, a Notary Public in and for said County and State, personally appeared William P. Burke, by me known and by me known to be the CFO of Haemonetics Corporation, who acknowledged the execution of the foregoing Office Lease on behalf of said corporation.
WITNESS my hand and Notarial Seal this 1st day of October, 2020.

/s/ Sheryl A. Larkin
Notary Public

My Commission Expires: February 5, 2027
My County of Residence: Bristol

EXHIBIT A-1
PROPERTY DESCRIPTION (corrected)

All that certain lease parcel, situate in Findlay Township, Allegheny County, Pennsylvania, more particularly bound and described as follows:
Beginning at a point on the cul-de-sac for Clifford Ball Drive, 80.00 feet wide; thence from said point of beginning by a line through lands now or formerly of The County of Allegheny the following N 53° 05’ 20” W a distance of 699.25 feet to a point on the easterly right of way line of Camp Meeting Road, 33.00 feet wide; thence by the easterly right of way line of Camp Meeting Road in a northwesterly direction by a curve bearing to the left having a radius of 324.50 feet through an arc distance of 70.02 feet to a point of tangency; thence continuing by same N 37° 04’ 05” W a distance of 44.50 feet to a point; thence by a line through lands now or formerly of The County of Allegheny the following six (6) courses and distances:
N 36° 58’ 15” E a distance of 889.20 feet;
S 53° 01’ 45” E a distance of 28.54 feet;
N 36° 58’ 15” E a distance of 108.42 feet;
S 53° 01’ 45” E a distance of 676.00 feet;
S 36° 58’ 15” W a distance of 823.23 feet;
S 06° 44’ 44” E a distance of 177.19 feet to a point on the northeasterly right of way line of said Clifford Ball Drive;
thence in a northwesterly direction by a curve bearing to the left having a radius of 80.00 feet through an arc distance of 91.50 feet, also having a chord bearing of S 50° 29’ 15” W and a chord distance of 86.60 feet, to a point, at the point of beginning.
Containing an area of 740,988 square feet or 17.011 acres.